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[LOGO]                                                             [LETTERHEAD]



December 24, 1997



Shawn M. O'Connor
1010 Dunhill Court
Danville, CA 94506

Dear Shawn,

Following our recent discussions it is with pleasure that I confirm our verbal offer for continued employment with QRS Corporation. The following summarizes our offer:

REPORTING TO:  The CEO, the Chairman and the Board of Directors

POSITION:      EVP, Chief Operating Officer and Company Secretary

As the Chief Operating Officer, you will have an overall corporate perspective and responsibility. You will have responsibility for the following functions:

-  Finance and Administration
-  Research and Development
-  Operations
-  Customer Support
-  Implementation Support

KEY OBJECTIVES:

I. ACHIEVE REVENUE GROWTH AND GROSS MARGIN COMPETITIVENESS WHILE EXCEEDING CUSTOMER EXPECTATIONS FOR SERVICE QUALITY.

       1.     Establish and maintain CAGR of *
       2.     Ensure COGS moves toward * of revenue.
       3. Meet or exceed 75% customer satisfaction as evidenced by comprehensive attitude surveys

II. BE PERCEIVED AS THE PREEMINENT GLOBAL DEMAND CHAIN SOLUTION PROVIDER TO RETAILERS AND THEIR SUPPLIERS.

III.   EXPAND OUR SERVICE OFFERINGS, MARKET SEGMENTS AND GEOGRAPHICAL
       COVERAGE.

IV.    BE RECOGNIZED AS "THE" PLACE TO WORK IN THE ELECTRONIC COMMERCE
       INDUSTRY.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

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KEY RESULT AREAS:

A.     Achieve planned Company revenue, margin, profit and cash flow.
B.     Maintain a high quality, efficient and motivated staff.
C.     Communicate and foster the Company's core values.
D.     Ensure quality in the Company's products and services.
E.     Successfully develop and implement new Electronic Commerce products.
F.     Evolve QRS product architecture and implement Data Warehouse.
G. Expand Professional Services to facilitate product implementation and market penetration.
H. Provide efficient internal systems and tools that support objectives and leverage staff.
I. Implement complimentary acquisitions and alliances that increase growth.
J. Ensure the maintenance of adequate facilities and plan for future needs.

ANNUAL COMPENSATION:

With regard to 1998 objectives and compensation, the following points have been agreed between us:

Key elements of our agreement that impact 1998 compensation are as follows:

(i)    Your annual BASE COMPENSATION will be $210,000 or $17,500 per month.

(ii) In addition, you will receive an ANNUAL INCENTIVE COMPENSATION of $130,000 that will be administered by the CEO and me and reviewed by the Compensation Committee.

       Therefore your annual total target compensation (base compensation plus incentive at 100%) shall not be less than $340,000.

       Specific incentive targets for 1998 will be (as a percentage of the 1997 annual incentive compensation of $130,000) as follows:

       a)     Achieve Total Revenue of *.                                   30%
              Award will be paid pro-rata within range of 80% to 100% of goal with the full 30% payable at 100% of goal. Below 80%, the award for this particular target will be zero. Payout rate doubles on revenues over *.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

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       b)     Achieve Operating Profit of *.                                30%
              Award will be paid pro-rate within range of 80% to 100% of goal with the full 30% payable at 100% of goal. Above 110% achievement an additional $20,000 will be awarded together with continuing proportional and incremental incentive. Below 80% the award for this particular target will be zero.

       c)     Implementation/adhere to the company's mission,               10%
              core values and management process.

       d)     Meet or exceed Operations, Customer Service and Enabling      15%
              Objectives (refer 1998 plan).

       e)     Meet or exceed R&D objectives (refer 1998 plan).              15%

(iii) Your position will be reviewed in July and it is our current objective, depending primarily on your performance, to move forward with a promotion to President and COO at that time.

(iv) Your compensation and annual incentives will be reviewed in the first quarter of each year (unless there is a change in objectives, location, etc. in which case it will be reviewed at that time), to ensure that it continues to be equitable, appropriate to the location and provide appropriate incentive and support to the agreed objectives.

LONG TERM INCENTIVE:

Non-qualified options to purchase an additional 50,000 shares of common stock in QRS have been granted to you. These options will have priced on the date of this letter and will vest over 4 years, in accordance with the defined plan, copies of which are available for your review.

In addition, non-qualified options to purchase another 50,000 shares of common stock in QRS will be granted to you and will be considered to be fully vested when the company establishes and maintains compound annual growth of
* for a period of two years.

This position is for no set period or term and just as you have the right to resign your position, at any time, for any reason, QRS reserves the right to terminate your employment, at any time, with or without cause, with or without notice.

However, if you are terminated, other than for cause, you will be paid the base compensation and benefits for a further twelve months, from the date of termination.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

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For the purposes of this agreement, termination "for cause" shall mean: (1)
the willful failure by you to substantially perform your material duties after a written demand for substantial performance is delivered to you by the company which specifically identifies the manner in which you have not substantially performed your duties; (2) the failure in a material respect by you to follow reasonable policies or directives, established by the company, after written notice to you that you were not following such policies or directives, or; (3) your willful misconduct having material detrimental effect on the company.

Alternatively, if there is a change of control of the company (as defined in the stock option plan), and within 24 months of such change of control, there is a material reduction in base compensation plus short term incentive target, (for this purpose, 15% will be deemed a material reductions), or a material reduction in your responsibility, and as a result you choose to resign, you will be paid the base compensation plus short term incentive target for a further 12 months from the time of such reduction, and any unvested QRS options that you hold will vest in full, at such time, subject to the terms and conditions of your stock option grant.

Shawn, I look forward to working with you in your new position.

Sincerely,


/s/ Peter R. Johnson
Peter R. Johnson
Chairman



Your signature below indicates that you have reviewed and accept this offer of employment with QRS Corporation. Please sign this letter in the space provided and return to me by the close of business, January 15, 1998.


/s/ Shawn M. O'Connor
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Shawn M. O'Connor